Exhibit 99.4

UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES

Statement Re: Computation of Ratios

(Millions of Dollars)

	Year Ended December 31,
	2004	2003	2002	2001	2000
Fixed Charges:
Interest expense	$363	$375	$381	$426	$382
Interest capitalized	11	10	16	22	18
One-third of rents*	107	87	71	68	65

	$481	$472	$468	$516	$465

Earnings:
Income from continuing operations before income taxes and minority interests	$3,938	$3,272	$3,090	$2,646	$2,638

Fixed charges per above	481	472	468	516	465
Less: interest capitalized	(11)	(10)	(16)	(22)	(18)

	470	462	452	494	447

Amortization of interest capitalized	3	4	4	18	21

Total Earnings	$4,411	$3,738	$3,546	$3,158	$3,106

Ratio of Earnings to Fixed Charges	9.17	7.92	7.58	6.12	6.68

•	Reasonable approximation of the interest factor.